Exhibit 10.21

EXECUTION VERSION

DATED THE 6th DAY OF MARCH 2019

SUBSCRIPTION AGREEMENT FOR

REDEEMABLE CONVERTIBLE SERIES H PREFERENCE SHARES

IN GRAB HOLDINGS INC.

i

EXHIBIT A	SUBSCRIPTION AMOUNTS
EXHIBIT B	FORM OF CLOSING CERTIFICATE
EXHIBIT C	SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT
EXHIBIT D	THIRD AMENDED AND RESTATED M&AA
EXHIBIT E	FORM OF PROXY TERMINATION LETTER
SCHEDULE 1A	INVESTOR CONDITIONS PRECEDENT
SCHEDULE 1B	COMPANY CONDITIONS PRECEDENT
SCHEDULE 2	REPRESENTATIONS AND WARRANTIES IN RELATION TO GROUP COMPANIES

ii

THIS AGREEMENT is made on this 6th day of March 2019

AMONG

1.

GRAB HOLDINGS INC., an exempted company limited by shares duly incorporated and existing under the laws of the Cayman Islands, with its registered address at c/o International Corporation Services Ltd., Harbour Place, 2nd Floor, 103 South Church Street, PO Box 472, George Town, Grand Cayman, KY1-1106, Cayman Islands (the “Company”);

AND

2.

SVF INVESTMENTS (UK) LIMITED, a private limited company duly incorporated and existing under the laws of England and Wales, with registered company number 10726292 and having its registered office at 69 Grosvenor Street, London, United Kingdom, W1K 3JP (“SVF” or the “Investor”).

RECITALS

A.

The Company, immediately prior to the date of this Agreement, has in issue (i) 112,775,640 ordinary shares herein defined as “Ordinary Shares”; (ii) 34,650,000 redeemable convertible series A preference shares herein defined as “Series A Preference Shares”; (iii) 33,632,100 redeemable convertible series B preference shares herein defined as “Series B Preference Shares”; (iv) 56,390,200 redeemable convertible series C preference shares herein defined as “Series C Preference Shares”; (v) 103,993,400 redeemable convertible series D preference shares herein defined as “Series D Preference Shares”; (vi) 6,902,000 redeemable convertible series D-1 preference shares herein defined as “Series D-1 Preference Shares”, (vii) 90,708,300 redeemable convertible series E preference shares herein defined as “Series E Preference Shares”, (viii) 163,932,727 redeemable convertible series F preference shares herein defined as “Series F Preference Shares”, (ix) 785,794,106 redeemable convertible series G preference shares herein defined as “Series G Preference Shares” and (x) 385,979,313 Series H Preference Shares herein defined as “Existing Series H Preference Shares” (collectively, the “Issued Shares”).

B.	As at the date of this Agreement, the board of directors of the Company is comprised of the following persons:

Name of Director	Date of Appointment
Khor Swee Wah @ Koh Bee Leng	25 March 2018
Anthony Tan Ping Yeow	25 July 2017
Oliver Jay	25 March 2018
David Thevenon	25 March 2018
Andrew Geoffrey Mills	25 March 2018
Wei Cheng	25 March 2018
Dara Khosrowshahi	25 March 2018
Shigeki Tomoyama	29 June 2018
Hsieh Fu Hua	23 July 2018

C.

Prior to the date of this Agreement, (a) the Company approved the issuance and allotment of, subject to (i) the terms and conditions as set out in the Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc. dated 13 June 2018 (the “First Subscription Agreement”) among the Company and certain investors named therein and (ii) receipt by the Company of USD6.16290 per share at the Completions (as defined in the First Subscription Agreement), up to an aggregate of 324,522,547 Series H Preference Shares to the Investors (as defined in the First Subscription Agreement) (the “First Series H Allotment”) and (b) the Company approved the issuance and allotment of, subject to (x) the terms and conditions as set out in the Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc. dated 3 October 2018 (the “Second Subscription Agreement”, and together with the First Subscription Agreement, the “Prior Subscription Agreements”) among the Company and certain investors named therein, the First Subscription Agreement or one or more other subscription agreements on substantially the same terms as the Prior Subscription Agreements (as applicable) and (y) receipt by the Company of USD6.16290 per share at the Completions (as defined in the Second Subscription Agreement), up to 81,130,636 additional Series H Preference Shares to the Investors (as defined in the Second Subscription Agreement) (the “Second Series H Allotment”, and together with the First Series H Allotment, the “Prior Series H Allotments”).

D.

The Company requires funds for general corporate purposes and proposes to issue and allot up to 381,313,992 additional Series H Preference Shares (the “Additional Series H Allotment”) such that, together with the Prior Series H Allotments, an aggregate of up to 786,967,175 Series H Preference Shares may be issued and allotted as fully paid and non-assessable, upon the terms and conditions contained in this Agreement, the Prior Subscription Agreements or one or more other subscription agreements on substantially the same terms as this Agreement or the Prior Subscription Agreements (as applicable).

E.	SVF is a holder of Preference Shares. Prior to the date of this Agreement, SVF executed and delivered to the Founder (as defined below) and the Company the Legacy Proxy (as defined below).

F.

The board of directors of the Company, and, in their capacity as shareholders of the Company, each of the Founder, DiDi (as defined below), SVF, Toyota (as defined below) and Uni (as defined below) have approved the Additional Series H Allotment.

G.

The Company has agreed to allot and issue and SVF has agreed to subscribe for that number of Series H Preference Shares set forth opposite SVF’s name on Exhibit A hereto upon the terms and conditions contained in this Agreement.

H.

Each of the Company, the Founder and SVF desire to terminate, effective upon the consummation of the Initial Completion (as defined below), the Legacy Proxy, pursuant to a written agreement between the Company, the Founder and SoftBank, in substantially the form attached hereto as Exhibit E (the “Proxy Termination Letter”).

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS & INTERPRETATION

1.1.	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings:

“Accreditation”	has the meaning given to that term in Clause 7.1.5;

“Action”	means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable law;

“Additional Series H Allotment”	has the meaning given to that term in Recital D;

“Affiliate”	has the meaning given to that term in the New Shareholders’ Agreement;

“Agreed Philippines Structure”	means the shareholding structure described in the structure paper agreed between the Parties;

“Agreed Thailand Structure”	means the shareholding structure described in the structure paper agreed between the Parties;

“Agreement”	means this Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc.;

“Anticorruption Laws”	has the meaning given to that term in Paragraph 6(e) of Schedule 2;

“Bank Account”

means the following bank account:

Beneficiary name: GRAB HOLDINGS INC.

Beneficiary account number: 64010089273

Bank name: MALAYAN BANKING BERHAD

Bank address: 2 BATTERY ROAD, MAYBANK TOWER,

SINGAPORE 049907

Bank Swift code: MBBESGSGXXX

“Benefit Plan”	means any (i) employee benefit plan, program, policy, practice, Contract or other arrangement, including without limitation any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, and (ii) any employment, indemnification, consulting, retention or stay-bonus agreement, severance or change-in control agreement, in each case, whether written, unwritten or otherwise, that is or has been sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of a Group Company;

“Board”	means the board of directors for the time being of the Company;

“Breach”	has the meaning given to that term in Clause 5.2.1;

“Business Data”	means confidential or proprietary data, databases, data compilations and data collections (including customer databases) technical, business and other information, including Personal Data;

“Business Day”	means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which commercial banks are open for business in New York, USA, the Cayman Islands and the Republic of Singapore;

“Company”	has the meaning given to that term in the Preamble;

“Company Accounts”	means the audited consolidated accounts of Grab Inc. as of the Company Accounts Date;

“Company Accounts Date”	means December 31, 2017;

“Company Conditions Precedent”	has the meaning given to that term in Clause 2.1;

“Company Contract”	means any Contract to which a Group Company is a party or by which a Group Company is bound;

“Company Financial Statements”	has the meaning given to that term in Paragraph 8 of Schedule 2;

“Company Lease”	has the meaning given to that term in Paragraph 13(b) of Schedule 2;

“Company Closing Breach”	means, with respect to any Completion, a material breach by the Company of its covenants under Clauses 4.1.1, 4.1.2 or 4.1.3 with respect to such Completion at a time when all Company Conditions Precedent had been obtained, fulfilled or waived with respect to such Completion, which material breach has not been remedied within twenty (20) Business Days after the date on which the Investor notifies the Company in writing of such material breach;

“Company Material Lease”	has the meaning given to that term in Paragraph 13(b) of Schedule 2;

“Completion Date”	means the date of the applicable Completion;

“Completions”	has the meaning given to that term in Clause 4.1.3(a);

“Conditions Precedent”	has the meaning given to that term in Clause 2.1;

“Confidential Information”	has the meaning given to that term in Clause 21.1.1;

“Contract”	means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control”	in relation to any person means (i) the possession of the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such person or (ii) the possession of the ability to direct or cause the direction of the management and policies of such person whether by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“DiDi”	means collectively Marvelous and Xiaoju;

“Disclosure Letter”	means the disclosure letter to the Investor from the Company dated the date of this Agreement (as updated from time to time in accordance with, and to the extent allowed under, Clause 4.7);

“Disqualifying Event”	has the meaning given to that term in Clause 8.1.8(vi);

“Effect”	means any event, change, effect, condition or circumstance;

“Equity Securities”	means, with respect to any person, any capital stock, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such person);

“ESOP”	means the Grab Holdings Inc. 2018 Equity Incentive Plan as may be amended from time to time;

“Existing Memorandum and Articles”	means the Second Amended and Restated Memorandum and Articles of Association of the Company dated June 19, 2018, as amended on 6 September 2018;

“Existing Series H Preference Shares”	has the meaning given to that term in Recital A;

“Existing Shareholders’ Agreement”	means the Amended and Restated Shareholders’ Agreement in respect of the Company dated June 29, 2018, as amended on 6 September 2018;

“Extended Completion Date”	has the meaning given to that term in Clause 2.6;

“First Series H Allotment”	has the meaning given to that term in Recital C;

“First Subscription Agreement”	has the meaning given to that term in Recital C;

“Founder”	means Anthony Tan Ping Yeow;

“Fulfilment Date”	means, with respect to any Completion, the applicable Target Completion Date or such later date as of which the last of the Conditions Precedent with respect to the applicable Completion shall have been obtained, fulfilled or waived, as the case may be (other than any Condition Precedent that by its terms shall be obtained, fulfilled or waived on the applicable Completion Date);

“Fundamental Closing Representations”	means the representations and warranties of the Company set forth in Clauses 6.1.4 to 6.1.6, and 6.1.9 to 6.1.12 (insofar as Clause 6.1.12 relates to the Company, but not, for the avoidance of doubt, insofar as it relates to any Key Subsidiary) of this Agreement, Paragraph 1 (insofar as it relates to the Company being duly incorporated, validly existing and in good standing under the laws of the Cayman Islands), Paragraph 2 (insofar as it relates the Company), and Paragraph 4 of Schedule 2 of this Agreement;

“Fundamental Indemnity Representations”	has the meaning given to that term in Clause 5.2.6;

“Government Official”	means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office;

“Governmental Authority”	means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or Controlled, through share or capital ownership or otherwise, by any of the foregoing;

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Grab Inc.”	means Grab Inc., an exempted company limited by shares duly incorporated and existing under the laws of the Cayman Islands, and a wholly owned Subsidiary of the Company;

“Group” or “Group Companies”	means the Company and the Subsidiaries, and “Group Company” means any of them;

“Initial Completion”	means the completion of the initial issue and allotment by the Company and subscription by the Investor of Series H Preference Shares on or after the date of this Agreement in accordance with the provisions of Clauses 2 to 4;

“Initial Completion Date”	means the date of the Initial Completion;

“Initial Tranche Purchase Price”	has the meaning given to that term in Clause 4.1.1(a);

“Initial Tranche Subscription Preference Shares”	has the meaning given to that term in Clause 4.1.1(a);

“Intellectual Property”	means all intellectual property rights in any and all jurisdictions worldwide, including all of the foregoing to the extent protected under any of the laws of any jurisdiction: (i) Patents, (ii) Trademarks, (iii) copyrights and mask works, (iii) Trade Secrets, (iv) ”moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (v) registrations, applications, and renewals for any of the foregoing in (i)-(iv), and (vi) all rights in the foregoing; provided, that the term “Intellectual Property” shall not include and expressly excludes any Business Data (or any intellectual property or other rights therein);

“Investor”	has the meaning given to that term in the Preamble;

“Investor Conditions Precedent”	has the meaning given to that term in Clause 2.1;

“Investor Indemnified Parties”	has the meaning given to that term in Clause 5.2.1;

“Issued Shares”	has the meaning given to that term in Recital A;

“IT Systems”	has the meaning given to that term in Paragraph 14(f) of Schedule 2;

“Key Subsidiaries”	has the meaning given to that term in the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement;

“Knowledge of the Company”	or any similar expression means actual knowledge of the Founder, Ming Maa, Nicholas Anthony, Zafrul Hashim, Jiann Yeu Yong and Jessie Qiu;

“Legacy Proxy”	means the Voting Proxy Agreement, dated as of November 16, 2018 (and the relating irrevocable proxy and power of attorney), by and among SVF, Founder and the Company.

“Liabilities”	means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Losses”	has the meaning given to that term in Clause 5.2.6;

“Management Accounts”	means the unaudited consolidated balance sheet of the Group as at September 30, 2018, and the unaudited consolidated statements of income and cash flows and profit and loss account for the nine (9) month period ending on September 30, 2018;

“Management Accounts Date”	means September 30, 2018;

“Marvelous”	means Marvelous Yarra Limited, a limited liability company duly incorporated and existing under the laws of the British Virgin Islands;

“Material Adverse Effect”	means, with respect to each of the Group Companies, any Effect that, either individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Group Companies, taken as a whole, or (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under this Agreement or any other Transaction Agreement to which it is a party that are material to the transactions contemplated hereunder as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect under clause (i) of the foregoing: (a) Effects resulting from conditions generally affecting the industries in which the Group Companies operate or any global economy or capital markets or the economy or capital markets as a whole; (b) Effects resulting from earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof; (c) any failure to meet internal or published third party projections, estimates or forecasts, provided, that such exclusion shall not apply to any underlying Effect that may have caused such failure; or (d) Effects resulting from the public announcement of this Agreement or the transactions contemplated hereunder; except, in the case of clauses (a) and (b) of this definition, to the extent that such Effect or changes has a disproportionate effect on the Group Companies, taken as a whole, relative to other businesses engaged in Southeast Asia in the industries in which the Group Companies operate;

“Material Contracts”

means, collectively, each Company Contract that:

(i) involves obligations (contingent or otherwise), payments or revenues in excess of USD10,000,000 in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of USD10,000,000 in the next twelve (12) months after the date of this Agreement;

(ii) is with a Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) with an amount of over USD1,000,000;

(iii) involves (A) indebtedness for borrowed money or (B) an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Security Interest (with an amount higher than USD4,000,000);

(iv) involves the lease, license, sale, use, disposition or acquisition of a business involving payments or revenues in excess of USD10,000,000;

(v) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount higher than USD10,000,000;

(vi) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any personal property (except for personal property leases in the ordinary course of business and involving payments of less than USD10,000,000 in the last twelve (12) months prior to the date of this Agreement or expected payments of less than USD10,000,000 in the next twelve (12) months after the date of this Agreement);

(vii) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any person, involving payments of an amount higher than USD10,000,000; or

(viii) is with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than USD10,000,000;

“Mr. Cu”	means Mr. Brian Cu;

“MyTaxi”	means MyTaxi.PH, Inc.;

“New Memorandum and Articles”	means the Third Amended and Restated Memorandum and Articles of Association of the Company substantially in the form attached as Exhibit D hereto, as may be further amended and/or restated from time to time;

“New Shareholders’ Agreement”	means the Second Amended and Restated Shareholders’ Agreement in respect of the Company substantially in the form attached as Exhibit C hereto, as may be further amended and/or restated from time to time;

“Ordinary Shares”	has the meaning given to that term in Recital A;

“Owned IP”	means all Intellectual Property owned by any of the Group Companies;

“Parties”	means, collectively, the Company and the Investor, and the expression “Party” means any one of them as the context dictates;

“Patents”	means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Per Share Price”	means USD6.16290.

“Permitted Encumbrance”	means (i) encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other encumbrances or Security Interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) rights of any third parties that are party to or hold an interest in any Contract to which a Group Company is a party; and (iv) any other encumbrances that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such encumbrance;

“Personal Data”	means any information or data relating to an identified or identifiable natural person, including one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person, and any information that can reasonably be used to (i) identify an individual, including but not limited to name, contact information, precise location information, or any unique identifier and/or (ii) authenticate an individual person, including but not limited to employee identification numbers, government issued identification numbers, passwords, or PINs, financial account numbers and other personal identifiers; and/or (iii) any information that may otherwise be considered “personal data” or “personal information” under the European Parliament and Council Data Protection Directive 95/46/EC;

“Preference Shares”	means the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares, the Series D-1 Preference Shares, the Series E Preference Shares, the Series F Preference Shares, the Series G Preference Shares and the Series H Preference Shares;

“Prior Series H Allotments”	has the meaning given to that term in Recital C;

“Prior Subscription Agreements”	has the meaning given to that term in Recital C;

“Prohibited Person”	means any person or entity that is (i) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country, (ii) included on, or Affiliated with any person on, any Sanctions-related list of blocked or designated parties (including without limitation the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specifically Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions); or (iii) a person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Related Party”	means (i) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of any Group Company, (ii) any director, commissioner or officer of any Group Company, in each case of clauses (i) and (ii), excluding any Group Company;

“Registered IP”	means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

“Required Governmental Authorization”	means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Group Companies, as currently conducted, in accordance with applicable law;

“Sanctions”	means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals, Specifically Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury;

“Second Completion”	has the meaning given to that term in Clause 4.1.2(a);

“Second Series H Allotment”	has the meaning given to that term in Recital C;

“Second Subscription Agreement”	has the meaning given to that term in Recital C;

“Second Tranche Purchase Price”	has the meaning given to that term in Clause 4.1.2(a);

“Second Tranche Subscription Preference Shares”	has the meaning given to that term in Clause 4.1.2(a);

“Securities Act”	has the meaning given to that term in Clause 8.1.8;

“Security Interest”	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other similar encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iii) any adverse claim as to title, possession or use, except for any of the foregoing referred to in clauses (i) or (ii) above created by or arising under the New Shareholders’ Agreement or any other Transaction Agreements, applicable law or otherwise arising by statutes;

“Series A Preference Shares”	has the meaning given to that term in Recital A;

“Series B Preference Shares”	has the meaning given to that term in Recital A;

“Series C Preference Shares”	has the meaning given to that term in Recital A;

“Series D Preference Shares”	has the meaning given to that term in Recital A;

“Series D-1 Preference Shares”	has the meaning given to that term in Recital A;

“Series E Preference Shares”	has the meaning given to that term in Recital A;

“Series F Preference Shares”	has the meaning given to that term in Recital A;

“Series G Preference Shares”	has the meaning given to that term in Recital A;

“Series H Preference Shares”	means redeemable convertible series H preference shares in the capital of the Company;

“SIAC”	has the meaning given to that term in Clause 19.1;

“Social Insurance”	means any form of social insurance required under applicable law, including social security, employment, unemployment or employee insurance, workmen’s compensation and medical insurance, and any contribution payable therewith to any Governmental Authority or social welfare organization;

“SoftBank”	means SoftBank Group Capital Limited, a company formed under the laws of England and Wales;

“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands, as may be amended from time to time;

“Subscription Amount”	means, (i) with respect to the Investor, the sum of the Initial Tranche Purchase Price, the Second Tranche Purchase Price and the Third Tranche Purchase Price, and (ii) with respect to any Investor as defined in the Prior Subscription Agreements, the total consideration paid or payable by such Investor for the subscription of its Subscription Preference Shares pursuant to the Prior Subscription Agreements (as applicable) (which shall equal, in case of each of subclauses (i) and (ii), the product of (x) the number of such Investor’s Subscription Preference Shares multiplied by (y) the Per Share Price);

“Subscription Preference Shares”	means, (i) with respect to the Investor, the Initial Tranche Subscription Preference Shares, the Second Tranche Subscription Preference Shares and the Third Tranche Subscription Preference Shares, and (ii) with respect to any Investor as defined in the Prior Subscription Agreements, such number of Series H Preference Shares subscribed for or to be subscribed by such Investor in consideration for such Investor’s Subscription Amount pursuant to the Prior Subscription Agreements (as applicable), each having the rights, preferences, privileges and restrictions set forth in the Existing Memorandum and Articles or, after the Initial Completion, the New Memorandum and Articles, and the expression “Subscription Preference Share” means any one of them;

“Subsidiary”	means GrabTaxi Holdings Pte. Ltd. (Singapore), GrabTaxi Pte. Ltd. (Singapore), GrabCar Pte. Ltd. (Singapore), Grab Rentals Pte. Ltd. (Singapore), Grab Rentals SPV 1 Pte. Ltd. (Singapore), Grab Rentals 2 Pte. Ltd. (Singapore), GP Network Asia Pte. Ltd. (Singapore), GPay Network (S) Pte. Ltd. (Singapore), Kudo Digital Solutions Pte. Ltd. (Singapore), GrabCycle (SG) Pte. Ltd. (Singapore), Grab Geo Holdings Pte. Ltd. (formerly known as B1 Holdings (SG) Pte. Ltd.) (Singapore), Gfin Services (S) Pte. Ltd. (Singapore), GShield Insurance Agency (S) Pte. Ltd. (Singapore), GShield Asia Pte. Ltd. (Singapore), Visionet Internasional Singapore Pte. Ltd. (Singapore), MyTeksi Sdn. Bhd. (Malaysia), GrabCar Sdn. Bhd. (Malaysia), Gpay Network (M) Sdn. Bhd. (Malaysia), Grab Management Services Sdn. Bhd. (Malaysia), GrabCycle (Malaysia) Sdn. Bhd. (Malaysia), Gfin Services (M) Sdn. Bhd. (Malaysia), Green Rentals Sdn. Bhd. (Malaysia), GShield Ins Agency (M) Sdn. Bhd. (Malaysia), Grab Technology LLC (formerly known as Grab Technology Corp) (United States), GC Lease Technology Inc. (Cayman Islands), GrabTaxi Holdings (Thailand) Co., Ltd., GrabTaxi (Thailand) Co., Ltd., Gpay Network (T) Limited (Thailand), GFin Services (T) Co., Ltd. (Thailand), Grab Company Limited (formerly known as GrabTaxi Company Limited) (Vietnam), Grab Vietnam Company Limited (formerly known as GrabTaxi Vietnam Company Limited), Gpay Network Vietnam Company Limited, PT Grab Taxi Indonesia, PT Solusi Transportasi Indonesia, PT Teknologi Pengangkutan Indonesia, PT Solusi Pengiriman Indonesia, PT Kudo Teknologi Indonesia, PT Bumi Cakrawala Perkasa (Indonesia), PT Visionet Internasional (Indonesia), PT Visionet Internasional Inovasi (Indonesia), PT Visionet Teknologi Indonesia (Indonesia), MyTaxi.PH, Inc. (Philippines), GrabBike Inc. (Philippines), GrabExpress Inc. (Philippines), DBDOYC Inc. (Philippines), MyCar Rental Corporation (Philippines), GPay Network PH Inc. (Philippines), GrabCycle (Philippines) Inc., GrabJeep Inc. (Philippines), GrabShuttle Inc. (Philippines), Grab (Myanmar) Limited, Gpay Network (Y) Limited (Myanmar), Grab Technology (Beijing) Co. Ltd. (China), GrabCycle Technology (Beijing) Co., Ltd. (China), Grab Greco LLP (India), Grab (Cambodia) Co., Ltd., GP Network (Cambodia) PLC, MOCA Technology and Services Corporation (Vietnam), Unicorn Limo Pte Ltd (Singapore), A Holdings Inc. (Cayman Islands), A1 Holdings Inc. (Cayman Islands), C1 Holdings Inc. (formerly known as A2 Holdings Inc.) (Cayman Islands), A3 Holdings Inc. (Cayman Islands), B Holdings Inc. (Cayman Islands), B1 Holdings Inc. (Cayman Islands), BA Holdings Inc. (Cayman Islands), BB Holdings Inc. (Cayman Islands), C Holdings Inc. (Cayman Islands), D Holdings Inc. (Cayman Islands), Grab Inc. (Cayman Islands), Grab Financial Services Asia Inc. (Cayman Islands), A2G Holdings Inc. (Cayman Islands) and any other corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, directly or indirectly Controlled by the Company;

“Target Completion Date”	means, (i) in respect of the Initial Completion, 90 days following the date of this Agreement, (ii) in respect of the Second Completion, 180 days following the date of this Agreement, and (iii) in respect of the Third Completion, 270 days following the date of this Agreement.

“Tax” or “Taxes”	means (i) all forms of taxes and all other charges, fees, levies, duties, deficiencies or other similar assessments or Liabilities in the nature of a tax, whenever created or imposed, and shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to income, payroll and employee withholding taxes (including employment, social security or unemployment (or similar) taxes), sales and use taxes, ad valorem taxes, value added taxes (including business taxes and goods and services taxes)), withholding taxes, excise taxes, escheat, franchise taxes, business license taxes, real property taxes, stamp taxes, transfer taxes, severance taxes, occupation taxes, premium or windfall profit taxes, estate duty, customs and other import or export duties and other obligations of the same or of a similar nature to any of the foregoing including all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability with respect to any item referred to in clause (i) by reason of being a member of a consolidated, unitary or combined group, and (iii) any Liability with respect to an item referred to in clause (i) or (ii) of any other person imposed on or payable by a company pursuant to any applicable law or by reason of its affiliation with such person, any Contract or Tax sharing or Tax allocation agreement or arrangement (other than customary commercial leases, financing agreements or Contracts with unaffiliated third parties entered into in the ordinary course of business that are not primarily related to Taxes) or successor Liability;

“Tax Returns”	means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;

“Tax Threshold”	has the meaning given to that term in Clause 5.2.3;

“Third Completion”	has the meaning given to that term in Clause 4.1.3(a);

“Third Tranche Purchase Price”	has the meaning given to that term in Clause 4.1.3(a);

“Third Tranche Subscription Preference Shares”	has the meaning given to that term in Clause 4.1.3(a);

“Threshold”	has the meaning given to that term in Clause 5.2.3;

“Toyota”	means Toyota Motor Corporation;

“Trade Secrets”	means confidential or proprietary information and any know how and other inventions, processes, models, methodologies and other information that (i) derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

“Trademarks”	means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Agreements”

means, collectively:

(i) this Agreement;

(ii) the New Shareholders’ Agreement;

(iii) the New Memorandum and Articles;

(iv) the Proxy Termination Letter; and

(v) where applicable, the Disclosure Letter,

and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Agreement” means any one of them;

“Uni”	means Uber Technologies, Inc., a Delaware corporation;

“USD”	means the lawful currency of the United States of America;

“Xiaoju”	means Xiaoju Kuaizhi, Inc., a limited liability company duly incorporated and existing under the laws of the Cayman islands.

1.2.	In this Agreement, unless the context otherwise requires:

1.2.1.

“law” means common law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, in each case having the force of law;

1.2.2.

“person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state (in each case whether or not having separate legal personality);

1.2.3.

“encumbrance” means any interest or equity of any person (including any right to acquire, option or right of first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

1.2.4.	“consent” means an approval, authorization, exemption, filing, license, order, permission, permit, recording or registration (and references to obtaining consent shall be construed accordingly);

1.2.5.	a “day, month or year” shall be construed by reference to the Gregorian calendar;

1.2.6.

the words “hereof”, “herein”, “hereon” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.2.7.

words importing the singular number shall include the plural number and vice versa and references to natural persons shall include bodies corporate and the use of any gender shall include all other genders;

1.2.8.

any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement;

1.2.9.	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of and schedules and appendices to this Agreement unless otherwise stipulated;

1.2.10.	“including” and similar expressions are not and must not be treated as words of limitation;

1.2.11.	where a word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning;

1.2.12.	the word “or” shall not be exclusive; and

1.2.13.	Sections 8 and 19(3) of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply to this Agreement.

1.3.	The headings and sub-headings to the clauses of this Agreement shall not be taken into consideration in the interpretation or construction thereof or of this Agreement.

1.4.	The Recitals, Schedules and Appendices to this Agreement, shall be taken, read and construed as essential parts of this Agreement.

1.5.

Any reference to this Agreement or any other agreement or deed or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or deed or document as the same may be or have been or may from time to time be amended, varied or supplemented.

1.6.

In this Agreement a period of days from the occurrence of an event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and shall be reckoned from the day immediately following such event or act or thing), and if the last day of the period is not a Business Day, then the period shall include the next following day which is a Business Day.

1.7.

In this Agreement words denoting an obligation on the Company and/or a Party to do any act matter or thing includes an obligation (a) to procure their respective wholly-owned Affiliates, or (b) to request all other Affiliates, that it be done, and words placing such Party under a restriction includes an obligation, (x) in the case of wholly-owned Affiliates, not to permit infringement, and (y) in the case of all other Affiliates, to request no infringement, of the restriction.

1.8.

No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party requested or was responsible for the preparation or drafting of this Agreement or that provision.

1.9.

In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged. Any Share number or per Share amount referred to in this Agreement shall be appropriately adjusted to take into account any share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the Ordinary Shares after the date of this Agreement. Any reference to or calculation of Shares in issue shall exclude treasury shares.

1.10.

In determining the shareholding percentage of DiDi for the purposes of any reference to the holding of Shares by DiDi or to the shareholding percentage of DiDi in this Agreement, all Shares held by Marvelous and Xiaoju and their respective Affiliates shall be aggregated, provided, that Marvelous is Controlled by Xiaoju. Notwithstanding any other provision of this Agreement, at such time as Marvelous and Xiaoju are no longer Affiliates of each other, then (a) any reference to DiDi shall mean either Marvelous or Xiaoju, whichever entity holds the largest number of Shares, (b) the shareholding percentage of DiDi shall mean only the shareholding percentage held by such entity that holds the largest number of Shares, and (c) any reference to the Requisite Ownership of DiDi shall mean the ownership in respect of such entity that holds the largest number of Shares at the time that Marvelous and Xiaoju are no longer Affiliates of each other.

1.11.

In determining the shareholding percentage of each of SVF and SoftBank for the purposes of any reference (i) to the holding of Shares by SVF or SoftBank, or (ii) to the shareholding percentage of SVF or SoftBank in this Agreement, all Shares held by SVF and SoftBank and their respective Affiliates shall be aggregated, provided, that the foregoing shall not apply (and no Shares shall be aggregated) for the purposes of determining the holding or shareholding percentage of SoftBank if SVF and SoftBank cease to be Affiliates.

1.12.

In determining the shareholding percentage of Uni for the purposes of any references (i) to the holding of Shares by Uni, or (ii) to the shareholding percentage of Uni in this Agreement, all Shares held by Uni and its Affiliates shall be aggregated.

1.13.

In determining the shareholding percentage of Toyota for the purposes of any references (i) to the holding of Shares by Toyota, or (ii) to the shareholding percentage of Toyota in this Agreement, all Shares held by Toyota and its Affiliates shall be aggregated.

1.14.	For purposes of the Disclosure Letter:

1.14.1.	“Data Room” means the Company’s virtual data room set up for the transactions contemplated under this Agreement located at merrillcorp.com;

1.14.2.

“Group Companies Restructuring” means the merger, effective as of March 25, 2018, of E Holdings, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company, with and into Grab Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, with Grab Inc. surviving such merger as a wholly-owned subsidiary of the Company, in connection with which the issued and outstanding ordinary shares and preference shares of Grab Inc. were cancelled and converted into the right of Grab Inc.’s shareholders to receive Ordinary Shares or Preference Shares, as the case may be, of a class and series corresponding to the class and series of ordinary shares or preference shares, as the case may be, of Grab Inc. that they owned prior to the effectiveness of such merger;

1.14.3.

“Applicable Law” means with respect to any person, any foreign, national, federal, state, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such person or its subsidiaries, their business or any of their respective assets or properties.

2.	CONDITIONAL AGREEMENT

2.1.

The Parties agree that the obligation of the Investor to subscribe for its Subscription Preference Shares at each Completion is conditioned upon and subject to the conditions precedent stated in Schedule 1A applicable to the applicable Completion (the “Investor Conditions Precedent”) being fulfilled or satisfied, as the case may be, upon or before the applicable Completion unless otherwise waived by the Investor. The Parties agree that the obligation of the Company to issue the Subscription Preference Shares to the Investor at each Completion is conditioned upon and subject to the conditions precedent stated in Schedule 1B applicable to the applicable Completion (the “Company Conditions Precedent”, and together with the Investor Conditions Precedent, the “Conditions Precedent”) being fulfilled or satisfied, as the case may be, upon or before the applicable Completion unless otherwise waived by the Company.

2.2.	[Reserved.]

2.3.

The obligations of the Parties referred to in Clause 2.1 as to the applicable Completion shall become unconditional on the applicable Fulfilment Date (it being understood and agreed that the covenants set forth Clauses 4.1.1(b)(iii), 4.1.2(b)(iii) and 4.1.3(b)(iii) shall be fulfilled on the applicable Completion Date).

2.4.

The Company acknowledges that the applicable Investor Conditions Precedent are for the benefit of the Investor. The Investor may waive any applicable Investor Condition Precedent in respect of its obligation to subscribe for the Initial Tranche Subscription Preference Shares, Second Tranche Subscription Preference Shares or Third Tranche Subscription Preference Shares at any time by notice in writing to the Company.

2.5.

Each Party shall use all reasonable endeavours to satisfy or procure the satisfaction of each of the relevant Conditions Precedent as soon as possible. The Investor shall, and shall cause its Affiliates to, commence a capital call from its investors as soon as reasonably practicable:

(i)	after the date of this Agreement in order to be able to fund the Initial Tranche Purchase Price at the Initial Completion as contemplated by this Agreement;

(ii)	after the Initial Completion (or earlier) in order to be able to fund the Second Tranche Purchase Price at the Second Completion as contemplated by this Agreement; and

(iii)	after the Second Completion (or earlier) in order to be able to fund the Third Tranche Purchase Price at the Third Completion as contemplated by this Agreement.

Following the completion of each capital call as described above, the Investor shall cause its Affiliates to deliver such proceeds from such capital call as may be necessary for Investor to consummate the relevant Completion in accordance with this Agreement.

2.6.

If all Conditions Precedent applicable to any Completion shall have been obtained, fulfilled or waived by the applicable Party, SVF may with respect to such Completion, by giving written notice to the Company no later than five Business Days prior to the applicable Target Completion Date, postpone the applicable Target Completion Date once by up to an additional ten Business Days or such longer time as SVF and the Company may mutually agree (such extended date, the “Extended Completion Date”); provided, that if SVF so postpones the applicable Target Completion Date, (i) all Investor Conditions Precedent shall be deemed irrevocably and unconditionally waived by SVF as of the applicable Target Completion Date without any further action by any of the Parties, (ii) all references to the applicable Completion Date with respect to the Company’s representations and warranties contained in this Agreement shall be deemed to be references to the applicable Target Completion Date, (iii) following the applicable Target Completion Date, SVF shall no longer have any right to terminate this Agreement with respect to such Completion, other than in respect of any Company Closing Breach, (iv) SVF shall be deemed in material breach of its obligations under this Agreement if it does not fund the applicable Subscription Amount at the applicable Extended Completion Date and (v) the Company may pursue any or all of its rights pursuant to Clause 5.1 if SVF does not fund the applicable Subscription Amount at the applicable Extended Completion Date.

3.	AGREEMENT FOR SUBSCRIPTION

3.1.

Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the fulfilment, satisfaction or waiver, as the case may be, of the applicable Investor Conditions Precedent and the Company Conditions Precedent, respectively), and relying on the representations and warranties herein, the Investor agrees to subscribe for the applicable number of Subscription Preference Shares set forth on Exhibit A hereto at the applicable Subscription Amount at the applicable Completion, and the Company agrees to issue and allot to the Investor the corresponding number of applicable Subscription Preference Shares free from all Security Interests as set out in this Agreement.

3.2.	[reserved.]

3.3.

At the applicable Completion, the total consideration payable by the Investor for the applicable Subscription Preference Shares subscribed by the Investor shall be the applicable Subscription Amount, which shall be paid by the Investor to the Company in accordance with the provisions of Clause 4.

3.4.	The total Subscription Amount paid by the Investor shall be utilised by the Company for general corporate purposes.

3.5.

The Parties expressly declare, acknowledge and agree that the issue and allotment by the Company of and the subscription by the Investor for its Subscription Preference Shares shall be on the basis that on each Completion:

3.5.1.

the Company will have full right, power and authority to allot and issue the agreed number of the Subscription Preference Shares without any restriction or impediment, whether legal or otherwise (other than restrictions or impediments created by applicable law, the New Shareholders’ Agreement or any other Transaction Agreement), and is capable of granting the Investor title and full ownership rights to such Subscription Preference Shares together with all rights and benefits attaching thereto; and

3.5.2.	the Subscription Preference Shares when issued and allotted to the Investor will be free of any Security Interest.

3.6.	The Parties agree that the terms of and the rights, preferences and privileges attached to the Subscription Preference Shares shall be as set out in the New Memorandum and Articles.

4.	COMPLETIONS

4.1.	Completions.

4.1.1.	Initial Tranche.

(a)

Initial Completion. Subject to satisfaction or waiver (in accordance with this Agreement by the party entitled to the benefit of the applicable condition) of the conditions set forth in Schedule 1A(i) and Schedule 1B, at the Initial Completion the Company will sell and issue to the Investor 64,904,509 Series H Preference Shares (the “Initial Tranche Subscription Preference Shares”), and the Investor will purchase and acquire the Initial Tranche Subscription Preference Shares against payment to the Company of USD399,999,998.52 in the aggregate (the “Initial Tranche Purchase Price”). The Initial Completion shall take place on the second Business Day after the date on which the last condition set forth in each of Schedule 1A(i) and Schedule 1B is satisfied or waived (other than any such condition that by its terms is required to be satisfied or waived at the Initial Completion, but subject to the satisfaction or waiver thereof) or such other date as the Company and the Investor may mutually agree.

(b)	Initial Completion Deliveries. At the Initial Completion:

(i)

The Company shall deliver to the Investor (A) the New Shareholders’ Agreement, duly executed by the Company, (B) copies (certified as true and correct by a director of the Company) of the resolutions referred to in Clause 4.2 and Clause 4.3 (C) a certificate, duly executed by any director or officer of the Company, dated the Initial Completion Date, certifying on behalf of the Company that each of the applicable Conditions Precedent has been fulfilled, in substantially the form attached hereto as Exhibit B and (D) the Proxy Termination Letter, duly executed by the Company.

(ii)

The Investor shall (A) pay the Initial Tranche Purchase Price by wire transfer of immediately available funds into the Bank Account, (B) deliver to the Company the New Shareholders’ Agreement, duly executed by the Investor and (C) deliver to the Company the Proxy Termination Agreement, duly executed by the Investor.

(iii)

Upon performance of the Investor’s obligations set forth in Clause 4.1.1(b)(ii), the Company shall deliver to the Investor a copy (certified as true and correct by the Company’s registered agent) of the register of members of the Company evidencing the registration of the Investor as the holder of the Initial Tranche Subscription Preference Shares.

4.1.2.	Second Tranche.

(a)

Second Completion. Subject to satisfaction or waiver (in accordance with this Agreement by the party entitled to the benefit of the applicable condition) of the applicable conditions set forth in Schedule 1A(ii) and Schedule 1B, at the second completion of the purchase, sale and issuance of Series H Preference Shares (the “Second Completion”), the Company will sell and issue to the Investor 75,331,263 Series H Preference Shares (the “Second Tranche Subscription Preference Shares”), and the Investor will purchase and acquire the Second Tranche Subscription Preference Shares against payment to the Company of USD464,259,040.74 in the aggregate (the “Second Tranche Purchase Price”). The Second Completion shall take place on the second Business Day after the date on which the last applicable condition set forth in each of Schedule 1A(ii) and Schedule 1B is satisfied or waived (other than any such condition that by its terms is required to be satisfied or waived at the Second Completion, but subject to the satisfaction or waiver thereof) or such other date as the Company and the Investor may mutually agree.

(b)	Second Completion Deliveries. At the Second Completion:

(i)

The Company shall deliver to the Investor a certificate, duly executed by any director or officer of the Company, dated the Second Completion Date, certifying on behalf of the Company that each of the applicable Conditions Precedent has been fulfilled, in substantially the form attached hereto as Exhibit B.

(ii)	The Investor shall pay the Second Tranche Purchase Price by wire transfer of immediately available funds into the Bank Account.

(iii)

Upon performance of the Investor’s obligations set forth in Clause 4.1.2(b)(ii), the Company shall deliver to the Investor a copy (certified as true and correct by the Company’s registered agent) of the register of members of the Company evidencing the registration of the Investor as the holder of the Second Tranche Subscription Preference Shares.

4.1.3.	Third Tranche.

(a)

Third Completion. Subject to satisfaction or waiver (in accordance with this Agreement by the party entitled to the benefit of the applicable condition) of the applicable conditions set forth in Schedule 1A(iii) and Schedule 1B, at the third completion of the purchase, sale and issuance of Series H Preference Shares (the “Third Completion” and together with the Initial Completion and the Second Completion, the “Completions”), the Company will sell and issue to the Investor 97,356,764 Series H Preference Shares (the “Third Tranche Subscription Preference Shares”), and the Investor will purchase and acquire the Third Tranche Subscription Preference Shares against payment to the Company of USD600,000,000.86 in the aggregate (the “Third Tranche Purchase Price”). The Third Completion shall take place on the second Business Day after the date on which the last applicable condition set forth in each of Schedule 1A(iii) and Schedule 1B is satisfied or waived (other than any such condition that by its terms is required to be satisfied or waived at the Third Completion, but subject to the satisfaction or waiver thereof) or such other date as the Company and the Investor may mutually agree.

(b)	Third Completion Deliveries. At the Third Completion:

(i)

The Company shall deliver to the Investor a certificate, duly executed by any director or officer of the Company, dated the Third Completion Date, certifying on behalf of the Company that each of the applicable Conditions Precedent has been fulfilled, in substantially the form attached hereto as Exhibit B.

(ii)	The Investor shall pay the Third Tranche Purchase Price by wire transfer of immediately available funds into the Bank Account.

(iii)

Upon performance of the Investor’s obligations set forth in Clause 4.1.3(b)(ii), the Company shall deliver to the Investor a copy (certified as true and correct by the Company’s registered agent) of the register of members of the Company evidencing the registration of the Investor as the holder of the Third Tranche Subscription Preference Shares.

4.2.	On or before the date of this Agreement, the Board has approved the following matters:

4.2.1.	[reserved;]

4.2.2.	the entry into, execution, adoption, delivery and/or performance, as applicable, by the Company of the Transaction Agreements;

4.2.3.	the Additional Series H Allotment;

4.2.4.

the issue and allotment to the Investor of its Subscription Preference Shares for its Subscription Amount upon the terms set out in this Agreement and the reservation of Ordinary Shares for the conversion of such Subscription Preference Shares; and

4.2.5.	the update of the register of members of the Company to admit at the Initial Completion the Investor as the holder of the Initial Tranche Subscription Preference Shares, credited as fully paid.

4.3.

On or before the date of this Agreement, the shareholders of the Company have approved the Additional Series H Allotment and the Company has obtained all other corporate approvals required to issue and allot the Additional Series H Allotment.

4.4.	[Reserved]

4.5.

Notwithstanding anything to the contrary, with respect to each Completion, the Investor shall not be obliged to, but shall be entitled to, complete the subscription of any of its Subscription Preference Shares at the applicable Completion unless the issue and allotment of all the Subscription Preference Shares subscribed by the Investor at such Completion are completed simultaneously in accordance with the terms of this Agreement.

4.6.

The Investor represents to the Company that unless there is a breach of any of the representations, warranties and undertakings of the Company in this Agreement that would constitute a failure of an applicable Investor Condition Precedent to be satisfied or fulfilled as set forth on Schedule 1A of this Agreement, and provided, that each of the applicable Investor Conditions Precedent has been fulfilled, satisfied or waived, the Investor will proceed with the applicable Completion in accordance with the terms and conditions of this Agreement.

4.7.

The Company shall be entitled to modify or update the Disclosure Letter by delivering a modified or updated Disclosure Letter to the Investor following the date of this Agreement and on or prior to the applicable Completion Date with respect to any of the representations and warranties made under this Agreement, which disclosures shall in each case be deemed to modify, and to be exceptions to, the applicable representations and warranties of the Company for all purposes under this Agreement (including for purposes of the Conditions Precedent and Clause 5.2); provided, however, that, notwithstanding the foregoing, no such modification or updates of the Disclosure Letter in respect of any matter of which the Company had Knowledge (including the knowledge which any of the individuals set forth in the definition of “Knowledge of the Company” should have acquired after making due inquiry) on or prior to the date of this Agreement shall be deemed to modify, or be any exception to, the applicable representations and warranties of the Company for any purposes under this Agreement.

4.8.

Each Completion shall take place remotely via the electronic exchange of counterparts in accordance with Clause 23. All of the actions to be taken pursuant to the applicable Completion shall be deemed to occur simultaneously and none of the actions to be taken at the applicable Completion pursuant to this Agreement shall be deemed to have occurred until the applicable Completion is complete, including the receipt by the Company of the Initial Tranche Purchase Price, the Second Tranche Purchase Price and the Third Tranche Purchase Price, as applicable.

5.	DEFAULT & TERMINATION; INDEMNIFICATION

5.1.	If:

5.1.1.

except as expressly provided in Clause 2.6, on or before any Completion, (i) the Company breaches any of its representations and warranties under this Agreement, subject to any disclosures made by the Company in the Disclosure Letter (as may have been updated in accordance with, and to the extent allowed under, Clause 4.7) in respect of the applicable Completion, or (ii) the Company breaches any of its covenants made hereunder, and in case of each of subclauses (i) and (ii), such breach would cause any of the applicable Conditions Precedent in respect of the applicable Completion to be unable to be satisfied or fulfilled (which has not been remedied within twenty (20) Business Days after the date on which the Investor notifies the Company in writing of such breach);

5.1.2.

on or before any Completion, the Investor breaches any of its representations and warranties under this Agreement and such breach would cause any of the applicable Conditions Precedent in respect of the applicable Completion to be unable to be satisfied or fulfilled (which has not been remedied within twenty (20) Business Days after the date on which the Company notifies the Investor in writing of such breach); or

5.1.3.

on or before any Completion, any legal proceedings, administrative proceedings, arbitrations or prosecutions shall be commenced by any person against the Company or another Group Company or the Investor that has resulted in an enforceable injunction or court order against the consummation of the applicable Completion;

5.1.4.

SVF does not fund the applicable Subscription Amount with respect to the applicable Completion (i) on or before the Fulfilment Date applicable to such Completion or (ii) if the Company determines in accordance with Section 2.6 an Extended Completion Date with respect to the applicable Completion, on or before such Extended Completion Date;

then a non-breaching or non-defaulting Party (subject to Clause 2.6 in the case of SVF) shall be entitled at its discretion (and in addition to and without prejudice to all other rights or remedies available to it under this Agreement and law) to elect any of the following:

5.1.5.

to proceed with the applicable Completion at a date determined by such non-breaching or non-defaulting Party (without prejudice to any of its rights and remedies against the Party in breach or default); or

5.1.6.

to terminate this Agreement as against, in the case of the Company’s breach or default, the Company or, in the case of the Investor’s breach or default, the Investor, or, in the case of an enforceable injunction or court order pursuant to Clause 5.1.3, the other Party, without liability on the part of the terminating party and, subject to Clause 5.3, this Agreement shall terminate and be of no further effect whatsoever as between the Investor and the Company and none of such Parties shall have any claims against the other hereunder for costs, damages, compensation or otherwise, save in respect of any antecedent breach of the terms hereof (including, with respect to SVF, any breach pursuant to Clause 2.6).

5.2.	Indemnification

5.2.1.

If and only if the applicable Completion is completed, the Company shall indemnify, defend and hold harmless the Investor and its Affiliates, together with the employees, officers, directors, managing directors and partners of each of the foregoing (collectively, the “Investor Indemnified Parties”) from and against any and all Losses of such Investor Indemnified Party arising out of, relating to, connected with or caused by any breach of any representation, warranty, covenant or undertaking made by the Company in this Agreement with respect to such Completion, in each case as modified by the Disclosure Letter in accordance with, and to the extent allowed under, Clause 4.7 in respect of the applicable Completion (a “Breach”).

Notwithstanding anything to the contrary herein, any such Losses shall be determined without duplication and, in the case of Losses relating to the Company, based on the Investor’s pro rata share of the Issued Shares on a fully diluted, as converted basis.

5.2.2.

The representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery or any termination of this Agreement and shall terminate, unless a prior claim is made by an Investor Indemnified Party with respect to a Breach at the applicable Completion, on the day that is ten (10) months after the date of the Initial Completion or six (6) months after the date of the Second Completion or six (6) months after the date of the Third Completion, as the case may be, except in each case for (i) the representations and warranties of the Company made pursuant to Paragraph 7 of Schedule 2 to this Agreement which shall terminate on the day that is twenty-four (24) months after the date of the Initial Completion or twenty-four (24) months after the date of the Second or twelve (12) months after the date of the Third Completion, as the case may be, and (ii) the Fundamental Indemnity Representations which shall survive until the expiration of the applicable statute of limitations. The representations and warranties of the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery or any termination of this Agreement until the expiration of the applicable statute of limitations.

5.2.3.

Notwithstanding the foregoing, absent fraud or wilful breach of covenants by the Company, the Investor acknowledges and agrees that the aggregate maximum liability of the Company to the Investor Indemnified Parties in respect of all Breaches of the representations and warranties of the Company contained in or made pursuant to this Agreement and any covenants by the Company shall not exceed the total Subscription Amount actually paid by the Investor at the Completions. In addition, notwithstanding anything to the contrary in this Agreement, neither (A) the Investor nor (B) any Investor Indemnified Parties may make a claim for indemnification against the Company under this Clause 5.2 or otherwise (other than in the case of fraud or wilful breach by the Company) for Breaches of the representations and warranties of the Company contained in or made pursuant to this Agreement and any covenants by the Company unless and until the Investor Indemnified Parties have incurred Losses arising out of, relating to, connected with or caused by Breaches (other than a Breach of Fundamental Indemnity Representations) in an aggregate amount greater than USD150,000,000 (the “Threshold”); provided, however, that once the amount of Losses otherwise indemnifiable pursuant to this Section 5.2 equal or exceed the Threshold, the Investor Indemnified Parties may make claims for indemnification for all Losses exceeding USD75,000,000. Notwithstanding the preceding sentence, with respect to Breaches of Paragraph 7 of Schedule 2 to this Agreement, (i) neither (A) the Investor nor (B) any Investor Indemnified Parties may make a claim for indemnification against the Company for Breaches unless and until the Investor Indemnified Parties have incurred Losses arising out of, relating to, connected with or caused by Breaches of Paragraph 7 of Schedule 2 to this Agreement in an aggregate amount greater than USD25,000,000 (the “Tax Threshold”), in which case the Investor Indemnified Parties may make claims for indemnification for all Losses exceeding the Tax Threshold (provided, that the amount of Losses otherwise indemnifiable pursuant to this Section 5.2 exceed the Threshold) and (ii) Losses arising out of, relating to, connected with or caused by Breaches of Paragraph 7 of Schedule 2 to this Agreement shall count towards the Threshold only to the extent such Losses exceed the Tax Threshold. For the avoidance of doubt, if the Investor incurred USD30,000,000 from a Breach of Paragraph 7 of Schedule 2 to this Agreement and USD140,000,000 from Breaches of other representations and warranties of the Company contained in or made pursuant to this Agreement, the Investor may not make a claim for indemnification against the Company. Furthermore, notwithstanding any provision to the contrary herein, no Investor Indemnified Party may make a claim for indemnification against the Company under this Clause 5.2 or otherwise for any Losses with respect to any Breach of representations and warranties of the Company contained in or made pursuant to this Agreement or covenants by the Company of which any of the Investor Indemnified Parties had actual knowledge (i) prior to signing of this Agreement if such Breach did not rise to the level of failing to satisfy an Investor Condition Precedent, or (ii) prior to the applicable Completion if a Breach did rise to the level of failing to satisfy an Investor Condition Precedent but the Investor chose to waive such Investor Condition Precedent to proceed with the applicable Completion. For the purposes of this Clause 5.2.3, actual knowledge of SVF means the actual knowledge of David Thevenon and Andrea Roda of any matter which would give rise to a Breach hereunder with reasonably sufficient detail to ascertain that there is or was such a Breach. Without limitation to the preceding sentence, no knowledge shall be imputed to any person, and no person shall be required to undertake any independent investigation of any nature for the purpose of verifying the accuracy of any representation or warranty or the Company’s compliance with any covenant or undertaking set forth in this Agreement.

5.2.4.

If and only if the applicable Completion is completed, the Company shall indemnify, defend and hold harmless, without regard to any actual knowledge of such matters (notwithstanding Clause 5.2.3) but subject to the Threshold and the other limitations of Clause 5.2.3, the Investor Indemnified Parties from and against any and all Losses of such Investor Indemnified Party arising out of, relating to, connected with or caused by any failure of the Company to comply with the covenants set forth in Clause 9.2.1. Notwithstanding anything to the contrary herein, any such Losses shall be determined without duplication and, in the case of Losses relating to the Company, based on the Investor’s pro rata share of the Issued Shares on a fully diluted, as converted basis.

5.2.5.

Notwithstanding any other provision contained herein, absent fraud or wilful breach of covenants by the Company, this Clause 5.2 shall be the sole and exclusive remedy of the Investor Indemnified Parties for any claim against the Company for any breach of any representation or warranty of, or any covenants (other than the covenants set forth Clauses 4.1.1, 4.1.2, 4.1.3, 9.1 and 13.2) by, the Company (whether in contract, in tort, or otherwise); provided, however, that the Investor Indemnified Parties shall have the right to seek specific performance against the Company for any breach of covenants as provided under Clause 16. For the avoidance of doubt, the foregoing shall not been deemed to waive any rights or remedies of the Investor in respect of any breach by the Company of its obligations pursuant to the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement.

5.2.6.	For the purpose of this Clause 5.2:

“Fundamental Indemnity Representations” means the representations and warranties of the Company set forth in Clauses 6.1.4 to 6.1.7, Clauses 6.1.9 to 6.1.12, and Clause 7.1.2 of this Agreement; and Paragraphs 1, 2, 3, 4 and 6(a) and 6(b) of Schedule 2 of this Agreement;

“Losses” means all liabilities, damages, deficiencies, direct monetary losses, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind (other than consequential, incidental, cumulative, punitive, or special damages or any damages based on a diminution in value), including all reasonable costs and expenses related thereto, including without limitation reasonable attorney’s fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

5.3.

Where this Agreement is terminated in accordance with the terms herein, this Agreement, other than this Clause 5.3, Clause 1 (Definitions and Interpretation), Clause 13 (Costs & Expenses), Clause 14 (Notices), Clause 18 (Governing Law & Jurisdiction), Clause 19 (Arbitration) and Clause 21 (Confidentiality), shall automatically terminate with immediate effect as between the Parties and each such Party’s rights and obligations other than those specified above shall cease to have force or effect immediately on termination. Such termination shall not affect the rights and obligations of such Parties existing before termination.

6.	REPRESENTATIONS AND WARRANTIES IN RELATION TO THE COMPANY

6.1.

Except as disclosed in the Disclosure Letter, the Company hereby represents and warrants to the Investor as of each Completion Date, that each of the following statements is or will be, as applicable, true, correct, complete and, for purposes of Clause 5.2 only, not misleading on and as of the applicable Completion Date (other than those statements that expressly speak as of another date, which shall be true, correct, complete and, for purposes of Clause 5.2 only, not misleading on and as of such other date), subject to any disclosures made in writing by the Company in the Disclosure Letter delivered on or prior to the applicable Completion Date (as the Disclosure Letter may have been updated on or prior to the applicable Completion Date in accordance with, and to the extent allowed under, Clause 4.7), which disclosures shall be deemed to modify, and to be exceptions to, the applicable representations and warranties made hereunder, and shall constitute the Disclosure Letter for all purposes under this Agreement with respect to the applicable Completion:

6.1.1.

as of the date of this Agreement, the copy of the Existing Memorandum and Articles delivered to the Investor or its professional advisers are true copies of the latest version of the Memorandum and Articles of Association of the Company;

6.1.2.

the Board has duly approved the matters described in Clause 4.2, the shareholders of the Company have approved the Additional Series H Allotment and the Company has obtained all other corporate approvals required to issue and allot the Additional Series H Allotment;

6.1.3.

other than as set forth on Schedule 2 or the Disclosure Letter, immediately prior to the date of this Agreement, (a) the Issued Shares comprise the whole of the issued and allotted shares in the Company and have been properly and validly issued and allotted and each are fully paid or credited as fully paid and (b) there are no outstanding preemptive or participation rights, options, warrants, conversion privileges or rights, orally or in writing, to purchase or acquire any securities from the Company or any of the Key Subsidiaries (other than any such rights of the Company or any Subsidiary of the Company);

6.1.4.	each Subscription Preference Share when issued will be duly authorised and free from any and all Security Interests, and will be properly and validly issued and allotted;

6.1.5.	the Subscription Preference Shares when issued and subscribed for in accordance with the terms hereof will be fully paid or credited as fully paid;

6.1.6.

as of the date of this Agreement and as of each Completion Date, the Company has the corporate authority and power to enter into, exercise its rights and lawfully perform and comply with its obligations under the applicable Transaction Agreements;

6.1.7.	as of the date of this Agreement, there is no person that is deemed to be related to the Company under the Statute other than the other Group Companies;

6.1.8.

no litigation, arbitration or administrative proceedings has been filed or commenced or, so far as the Company is reasonably aware, threatened which has or is reasonably likely to have a Material Adverse Effect;

6.1.9.

as of the date of this Agreement and as of each Completion Date, the Transaction Agreements to which the Company is or will be a party have been or will be duly and validly executed and delivered by the Company;

6.1.10.

as of the date of this Agreement and as of each Completion Date, assuming due execution and delivery by the other parties thereto, the obligations of the Company under the Transaction Agreements are or will be valid, binding and enforceable in accordance with their respective terms and the Company unconditionally waives and will not at any time plead any immunity (of any nature whatsoever) from proceedings, actions, suits or claims arising from or in connection with the terms and conditions of the Transaction Agreements;

6.1.11.	[Reserved]

6.1.12.	as of the date of this Agreement and as of each Completion Date, neither the Company nor any Key Subsidiary has:

(i)	had a winding up petition presented against it in a court of law;

(ii)

had a decree or order of a court having jurisdiction over it entered against it adjudicating it insolvent, or approving a petition seeking its reorganisation under any applicable insolvency law (otherwise than for the purpose of reconstruction or amalgamation);

(iii)	had a resolution of its shareholders passed for its winding up, liquidation or dissolution;

(iv)	had any arrangement or composition with, or any assignment for the benefit of, its creditors;

(v)	had an administrator, receiver or receiver and manager appointed over any part of its undertaking or assets; or

(vi)	ceased or threatened to cease to carry on its business.

7.	REPRESENTATIONS AND WARRANTIES IN RELATION TO GROUP COMPANIES

7.1.

Except as disclosed in the Disclosure Letter, the Company hereby represents and warrants to the Investor in relation to each Group Company that the following statements are or will be, as applicable, true, correct, complete and, for purposes of Clause 5.2 only, not misleading on and as of the applicable Completion Date (other than those statements that expressly speak as of another date, which shall be true, correct, complete and, for purposes of Clause 5.2 only, not misleading on and as of such other date), subject to any disclosures made in writing by the Company in the Disclosure Letter delivered on or prior to the applicable Completion Date (as the Disclosure Letter may have been updated on or prior to the applicable Completion Date in accordance with, and to the extent allowed under, Clause 4.7), which disclosures shall be deemed to modify, and to be exceptions to, the applicable representations and warranties made hereunder and shall constitute the Disclosure Letter for all purposes under this Agreement with respect to the applicable Completion:

7.1.1.	each of the statements set forth in Schedule 2 is true, correct, complete and, for purposes of Clause 5.2 only, not misleading;

7.1.2.	as of the date of this Agreement, there is no corporation that is deemed to be related to any of the Group Companies under the Statute other than the other Group Companies; and

7.1.3.

no litigation, arbitration or administrative proceedings has been filed or commenced or, so far as the Company is reasonably aware, threatened which has or is reasonably likely to have a Material Adverse Effect.

7.1.4.	Mr. Cu is the absolute legal and beneficial holder of 60% of the total issued share capital of MyTaxi.

7.1.5.

The Land Transportation Franchising and Regulatory Board has not rejected, or indicated to MyTaxi that it will reject, MyTaxi’s application for accreditation as a transportation network company (“Accreditation”) and has indicated that MyTaxi is permitted to continue operating pending the granting of the Accreditation.

8.	REPRESENTATIONS AND WARRANTIES BY THE INVESTOR

8.1.	The Investor represents and warrants to the Company that, as of the date of this Agreement and on and as of the applicable Completion Date:

8.1.1.	it is an entity duly organized or incorporated, validly existing and in good standing under and by virtue of the applicable laws of the jurisdiction of its organization or incorporation;

8.1.2.	it has the authority and power to enter into, exercise its rights and lawfully perform and comply with its obligations under, the Transaction Agreements to which it is or will be a party;

8.1.3.

all necessary action on the part of SVF has been taken to authorize the execution and delivery by SVF of, and the performance of and compliance with its obligations under, the Transaction Agreements to which it is or will be a party;

8.1.4.	the Transaction Agreements to which it is or will be a party have been, or will be, duly and validly executed and delivered by SVF;

8.1.5.

the obligations of the Investor under the Transaction Agreements are valid, binding and enforceable in accordance with their respective terms and the Investor unconditionally waives and will not at any time plead any immunity (whether of a diplomatic, governmental, quasi-governmental or any other nature whatsoever) from proceedings, actions, suits or claims arising from or in connection with the terms and conditions of the Transaction Agreements;

8.1.6.

it has readily available, or has access to (including by way of irrevocable and binding capital commitments), sufficient funds to pay the applicable Subscription Amount on each applicable Completion Date (and any such firm capital commitments are prioritized accordingly);

8.1.7.

it is subscribing for the Subscription Preference Shares for its own account (and not for the account of any other Person) and not with a view to or any present intention of distributing or selling the Subscription Preference Shares or any shares issuable upon conversion thereof except in accordance with the terms and conditions of the Transaction Agreements and in compliance with requirements of applicable law and/or any Governmental Authorities;

8.1.8.

to the extent that any provision of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended, or any of the rules and regulations promulgated thereunder applies to the Investor or the subscription of Subscription Preference Shares by the Investor:

(i)

the subscription by the Investor of the Subscription Preference Shares involves substantial risks, and the Investor has taken full cognizance of and understands all of the risk factors related thereto. Except as expressly set forth in the Transaction Agreements, neither the Company nor any of its Affiliates or representatives has made any representations or warranties whatsoever regarding the Company, the Group, the Subscription Preference Shares or an investment in the Company, and the Investor has not relied upon any representations or warranties or other information (whether oral or written) from the Company or any of its affiliates or representatives. The Investor is fully (and solely) responsible for deciding whether to subscribe for the Subscription Preference Shares and to make the investment in the Company contemplated thereby and is not relying on the Company or any of its affiliates or representatives for any investment, tax or legal advice;

(ii)

the Investor has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its subscription of Subscription Preference Shares and its investment in the Company and of making an informed investment decision. No market for the resale of any of the Subscription Preference Shares (or any other Preference Shares or Ordinary Shares) currently exists, and no such market may ever exist;

(iii)	the Investor is able to bear the economic risk, including the complete loss, of an investment in the Company for an indefinite period of time;

(iv)	the Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(v)

the Investor has not been offered the Subscription Preference Shares by any means of general solicitation or general advertising. The Subscription Preference Shares have not been registered under the Securities Act or any applicable securities laws of any other jurisdiction. The sale by the Company of Subscription Preference Shares to the Investor is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof; and

(vi)

the Investor has not been subject to any event specified in Rule 506(d)(1) under the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) under the Securities Act or result in disqualification under Rule 506(d)(1) under the Securities Act of the Company’s use of the exemption provided by Rule 506 under the Securities Act. The Investor shall immediately notify the Company in writing if the Investor becomes subject to a Disqualifying Event at any time after the date of this Agreement. In the event that the Investor is or becomes subject to a Disqualifying Event at any time, the Investor agrees and covenants to use its best efforts to coordinate with the Company (i) to provide documentation as reasonably requested by the Company related to such Disqualifying Event and (ii) to implement a remedy to address the Investor’s changed circumstances such that the changed circumstances will not affect in any way the Company’s or its Affiliates’ ongoing and/or future reliance on the exemption under Rule 506 under the Securities Act. The Investor acknowledges that, at the discretion of the Company, such remedies may include, without limitation, the waiver of all or a portion of the Investor’s voting power in the Company and/or the sale or other transfer of the Investor’s Subscription Preference Shares.

9.	FURTHER COVENANTS

9.1.

Between the date of this Agreement and the Initial Completion Date, the Company shall not take any action that is a Board Reserved Matter or a Shareholder Reserved Matter (as each such term is defined in the Existing Shareholders’ Agreement) without first obtaining the requisite approval by the Board with respect to any such Board Reserved Matter or the Company’s shareholders with respect to any such Shareholder Reserved Matter.

9.2.	The Company shall:

9.2.1.	procure that:

(a)	the Agreed Philippines Structure will be implemented as soon as practicable but in any event within 365 calendar days from the Completion Date of the Initial Completion;

(b)	the Agreed Thailand Structure will be implemented as soon as practicable but in any event within 120 calendar days from the Completion Date of the Initial Completion;

provided, that, in case of each of subclauses (a) and (b), if any Effect exists or occurs that is outside the control of the Group Companies and which delays or prevents the timely implementation by the Company of the Agreed Philippines Structure or the Agreed Thailand Structure within the period set out in subclauses (a) and (b), respectively, such implementation period shall be extended by 60 calendar days (or such other time as may be mutually agreed between the Parties);

9.2.2.

exercise all commercially reasonable efforts (and keep SVF reasonably informed regarding such efforts) to (i) effect the due completion of the transfer of equity in PT Solusi Pengiriman Indonesia to the nominee shareholders previously identified to SVF, (ii) implement appropriate protections against the eventuality that the current owner of 51% of the equity in PT Teknologi Pengangkutan terminates his employment relationship with (or is terminated by) the Company, or (via death, incapacity, insolvency or otherwise) ceases to own or control such equity, (iii) ensure full compliance with Jakarta Province minimum wage requirements by the Group Companies operating in Indonesia, (iv) register with the State Bank of Vietnam any loans made from Group Companies outside of Vietnam to Group Companies organized in Vietnam, and (v) comply with all instructions received from Singapore’s Personal Data Protection Agency in relation to data breaches occurring in June 2018 and December 2017 and adopt data privacy measures fully compliance with Singapore’s Personal Data Protection Act.

9.3.

The Company undertakes with each Investor that it shall forthwith disclose in writing to such Investor any matter, circumstance, act or omission that arises or becomes known to the Company (a) that is or is reasonably likely to be a material breach of the Company’s obligations in this Clause 9 or (b) which is inconsistent with any of its warranties contained in the Transaction Agreements, or which renders untrue or inaccurate any of its warranties contained in the Transaction Agreements, which would have or reasonably be expected to have a Material Adverse Effect. This Section 9.3 shall not create any additional liability of the Company or any of its Affiliates, or any of the employees, officers, directors, managing directors, managers, agents, advisors, consultants or partners of each of the foregoing, beyond the underlying breach.

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) LAW

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Law 2014 of the Cayman Islands to enforce any term of this Agreement, provided, that, notwithstanding the foregoing, an Investor Indemnified Party shall be entitled in its own right to enforce Clause 5.2 of this Agreement.

Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement (including without limitation any Investor Indemnified Party) is not required for any amendment to, or variation, release, rescission or termination of, this Agreement.

11.	WAIVER OR INDULGENCE

11.1.

No delay or omission by a Party in the exercise of any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy.

11.2.

The single or partial exercise by a Party of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.	TIME OF ESSENCE

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties to which such time, date or period relates, but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time is of the essence.

13.	COSTS & EXPENSES

13.1.

The Company and the Investor shall bear its own respective costs and expenses incurred in the preparation, negotiation, signing and implementation of the Transaction Agreements, whether or not a Completion takes place.

13.2.	The Company shall bear all fees and charges in issuing and allotting the Subscription Preference Shares.

13.3.	The stamp duty if any that is payable on this Agreement shall be borne by the Company.

14.	NOTICES

All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally and/or sent by courier and/or sent by registered post and/or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a Party may from time to time notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; and (iii) if sent by registered post, five days after posting. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:

To the Company and/or the Founder:	Grab Holdings Inc.
Address: c/o 28 Sin Ming Lane, #01-143
Midview City
Singapore 573972

Attention: Mr. Anthony Tan, Mr. Zafrul Hashim
Email address: Anthony.tan@grab.com, zafrul@grab.com

With a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482, U.S.A.
Email: ken.lefkowitz@hugheshubbard.com
Attention: Kenneth A. Lefkowitz

To the Investor:	As set forth on Exhibit A

15.	PREVIOUS AGREEMENTS

The Transaction Agreements are in substitution for all previous agreements (whether in writing or verbal) between the Parties in respect of the subject matter of the Transaction Agreements, including the applicable term sheet entered into or agreed upon between the Investor and the Company, and contain the whole agreement between the Parties relating to the subject matter of the Transaction Agreements.

16.	REMEDIES; SPECIFIC PERFORMANCE

Except as otherwise provided for in Clause 5.2, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding any other provision hereof, the Parties to this Agreement shall be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

17.	SEVERANCE

Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

18.	GOVERNING LAW & JURISDICTION

This Agreement is governed by and is to be construed in accordance with the laws of the Cayman Islands (without regard to conflicts of laws principles).

19.	ARBITRATION

19.1.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered in the Singapore International Arbitration Centre (“SIAC”) in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore and the law of the arbitration shall be governed by the International Arbitration Act (Chapter 143A, 2002 Ed, Statutes of the Republic of Singapore) or its modification or re-enactment thereof.

19.2.	The appointing authority shall be the Chairman or Deputy Chairman of SIAC.

19.3.	The number of arbitrators shall be three.

19.4.	The language to be used in the arbitral proceedings shall be English.

20.	ASSIGNMENT

20.1.

The Investor shall not be entitled to assign or transfer any of its rights and/or obligations hereunder without the prior written consent of the Company, except for an assignment or transfer of rights and/or obligations hereunder in connection with a transfer of Subscription Preference Shares made in compliance with clause 11 (Transfer of Shares), clause 12 (Co-sale Rights) and clause 13 (Sale to Competitor) of the New Shareholders’ Agreement. Notwithstanding the foregoing, the Investor shall be entitled to assign or transfer any of its rights and/or obligations hereunder to its wholly-owned Affiliate; provided, that (i) such Affiliate shall execute and deliver an Accession Agreement (in the form attached to the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement) in respect of, and agree to be bound by, the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement and (ii) the Investor continues to be liable for any breach by such Affiliate of any of the Transaction Agreements. The Company shall not be entitled to assign or transfer any of its rights and/or obligations hereunder in respect of the Investor without the prior written consent of the Investor.

20.2.

Any assignment or transfer pursuant to Clause 20.1 is subject to the provisions of clause 11 (Transfer of Shares), clause 12 (Co-sale Rights) and clause 13 (Sale to Competitor) of the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement.

20.3.	Any purported assignment or transfer in violation of this Clause 20 shall be null and void ab initio.

21.	CONFIDENTIALITY

21.1.	Subject to Clause 21.2, each Party:

21.1.1.

shall treat as strictly confidential information obtained or received by it or by its directors, officers, managers, agents, professional advisors, consultants, employees or representatives from any other Party, whether obtained or received verbally, in writing, electronically or in any other manner or storage device or media, in the course of its entering into or performing its obligations under any of the Transaction Agreements or relating to the negotiations or the existence or provisions or subject matter of the Transaction Agreements, including, for the avoidance of doubt, know-how and any information in connection with all intellectual property and legal protection, save and except for such information as is in the public domain, provided, that the information did not come into the public domain through any fault of, or breach of this Clause 21 by, the receiving Party or its directors, officers, managers, agents, professional advisors, consultants, employees or representatives (in this Clause 21 collectively called the “Confidential Information”); and

21.1.2.

shall not, except with the prior written approval of the disclosing Party, publish or otherwise disclose to any person any Confidential Information or use any Confidential Information for any purpose other than the subscription of the Subscription Preference Shares at the applicable Completion in accordance with the Transaction Agreements.

21.2.	Nothing herein shall prevent any Party from disclosing any Confidential Information:

21.2.1.

to its limited partners, Affiliates and its and its limited partners’ and Affiliates’ respective limited partners, directors, officers, employees, agents, advisers or consultants on a need to know basis for purposes of discharging their duties and responsibilities owed to it, provided, that it shall procure that such respective limited partners, Affiliates, directors, officers, employees, agents, advisers or consultants will comply with this Clause 21 and Section 9 of the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement, and will not make any further disclosure or engage in prohibited use;

21.2.2.

to the extent required in connection with any legal proceedings amongst one or more of the Parties in relation to this Agreement or the business, affairs or operations of the Company and/or each Group Company;

21.2.3.	to the extent required in discharging its obligations under this Agreement;

21.2.4.	as required pursuant to law or an order of court, or the requirements of any stock exchange on which such Party’s shares are listed, or as otherwise permitted in this Agreement;

21.2.5.	the disclosure of which is agreed to by the Party to whom such Confidential Information belongs or originates from; or

21.2.6.

for the purpose of any sale or transfer or disposal howsoever of its Shares in accordance with the Existing Shareholders’ Agreement or, after the Initial Completion, the New Shareholders’ Agreement to any bona fide buyer or purchaser who is not a Competitor (as such term is defined in the applicable Shareholders’ Agreement) and such sale or transfer must otherwise comply with the terms of this Agreement.

21.3.

Subject to Clause 26 and notwithstanding any other provisions contained herein, the restrictions and obligations contained in this Clause 21 shall survive any termination or lapse of this Agreement and each Party shall continue to observe them for three (3) years following such termination or lapse.

22.	VARIATION

No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Party against which such amendment or variation is sought to be enforced.

23.	SIGNING & COUNTERPARTS

This Agreement may be signed in any number of counterparts or duplicates by facsimile or email (in PDF format) or other electronic or digital format (including DocuSign), each of which shall be an original, but such counterparts or duplicates shall together constitute but one and the same agreement and shall come into effect on the date first hereinabove mentioned irrespective of the diverse dates upon which the Parties may have executed this Agreement.

24.	BINDING EFFECT

This Agreement shall be binding on and inure to the benefit of the successors, permitted assigns, heirs and estate, as the case may be, of each Party.

25.	PREVALENCE OF TERMS OF AGREEMENT

The provisions of this Agreement, in so far as the same have not been fully performed at any Completion, shall remain in full force and effect notwithstanding such Completion.

26.	TERMINATION

Where the Investor unilaterally and without cause terminates or otherwise aborts this Agreement prior to the applicable Completion (which, for the avoidance of doubt, does not include termination in accordance with Clause 5.1.6), the Investor shall comply with Clause 21 (Confidentiality) for three (3) years after the termination of this Agreement.

27.	NO SET-OFF OR DEDUCTION

Every payment payable by a Party under this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to a Party under this Agreement.

28.	FURTHER ASSURANCES

From time to time after any of the Completions, upon the reasonable request of the Company or the Investor, the respective other Party shall take or cause to be taken such action, and execute and deliver or cause to be executed and delivered, such further instruments as are necessary or advisable to effectuate the purpose of this Agreement.

29.	NO ADDITIONAL REPRESENTATIONS OR WARRANTIES.

Except for the representations, warranties and undertakings made by the Company as expressly set forth in this Agreement, or as expressly made by the Company or any of its Affiliates in any other Transaction Agreement, neither the Company nor any of its representatives or Affiliates, or any other person acting on their behalf, makes any other express or implied, statutory or otherwise, representation, warranty or undertaking of any kind or nature in connection with the transactions contemplated hereunder. Neither the Company nor any of its representatives or Affiliates, or any other person acting on their behalf, makes any express or implied, statutory or otherwise, warranty or undertaking with respect to any projections, estimates or budgets provided to the Investor or its representatives or affiliates (howsoever and whensoever provided) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and any of its Affiliates or the future business and operations of the Company and its Affiliates, except to the extent expressly provided in any other Transaction Agreement. The Investor acknowledges that the representations and warranties in this Agreement are the result of arms’ length negotiations between sophisticated parties. Neither the Investor nor its representatives or Affiliates has relied on and is not relying on any representations or warranties regarding the Company, its Affiliates or their respective businesses, including such representations or warranties made by or on behalf of the Company before the execution and delivery of this Agreement, including during the course of negotiating this Agreement, other than those representations and warranties expressly set forth in this Agreement or as expressly made by the Company or any of its Affiliates in any Transaction Agreement.

[The remainder of this page is intentionally left blank]

The Parties have signed this Agreement as of the date above.

Company

SIGNED BY	)
for and on behalf of	)
GRAB HOLDINGS INC.	)

/s/ Anthony Tan Ping Yeow
Director
Name: Anthony Tan Ping Yeow

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT FOR REDEEMABLE CONVERTIBLE SERIES H PREFERENCE SHARES

The Parties have signed this Agreement as of the date above.

Investor

SIGNED BY	)
for and on behalf of	)
SVF INVESTMENTS (UK) LIMITED	)

/s/ Brian C. Wheeler
Name: Brian C. Wheeler
Title: Director

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT FOR REDEEMABLE CONVERTIBLE SERIES H PREFERENCE SHARES

EXECUTION VERSION

AMENDMENT TO SUBSCRIPTION AGREEMENT

This AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of September 11, 2019, by and between Grab Holdings Inc. (the “Company”) and SVF Investments (UK) Limited (the “Investor”), in respect of that certain Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc., dated as of March 6, 2019, between the Company and the Investor (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

The Parties, in accordance with Clause 22 of the Agreement and intending to be legally bound, hereby agree as follows:

1.	Target Completion Dates. The definition of the term “Target Completion Date” in Clause 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Target Completion Date” means, (i) in respect of the Initial Completion, 90 days following the date of this Agreement, (ii) in respect of the Second Completion, Tuesday, December 31, 2019, and (iii) in respect of the Third Completion, Thursday, May 21, 2020.”

Clause 2.5 of the Agreement shall be interpreted only so as to require the Investor to commence its capital call processes with reference to the applicable Target Completion Dates in respect of the Second Completion and the Third Completion as so amended. The Parties agree that the Target Completion Date in respect of the Second Completion and the Third Completion as so amended shall constitute the respective Extended Completion Date in respect of such Target Completion Date and the provisions of Clause 2.6 of the Agreement shall apply with respect thereto in each case.

2.	Timing of Second Completion. Item 2 on Schedule 1A(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“December 30, 2019 shall have passed.”

3.	Timing of Third Completion. Item 2 on Schedule 1A(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“May 20, 2020 shall have passed.”

This Amendment is supplemental to and should be construed as one document with the Agreement. Except to the extent any term or condition of the Agreement is expressly amended by the terms of this Amendment, all terms and conditions of the Agreement and all instruments and agreements executed thereunder or pursuant thereto, shall remain in full force and effect. Without limiting the foregoing, this Amendment is governed by and is to be construed in accordance with the laws of the Cayman Islands (without regard to conflicts of laws principles) and Clause 19 of the Agreement shall apply mutatis mutandis in relation to any dispute arising out of or in connection with this Amendment.

This Amendment may be executed in any number of counterparts, each of which shall constitute an original of this Amendment, and all the counterparts together shall constitute but one and the same instrument.

[Signature Page Follows]

The parties have executed this Amendment as of the date first written above.

Company

SIGNED BY MAA MING-HOKNG	)
for and on behalf of	)
GRAB HOLDINGS INC.	)

/s/ KWONG HAN CHIH
Name: KWONG HAN CHIH
Title: Regional Corporate Secretary

Investor

SIGNED BY	)
for and on behalf of	)
SVF INVESTMENTS (UK) LIMITED	)

/s/ Ayako Adachi
Name: Ayako Adachi
Title: Director

Fund

SIGNED BY	)
for and on behalf of	)
SB Investment Advisers (UK) Limited	)
acting for and on behalf of	)
SOFTBANK VISION FUND L.P.	)

/s/ Ruwan Weerasekera
Name: Ruwan Weerasekera
Title: Director

[Signature Page to Amendment to Subscription Agreement]

SECOND AMENDMENT TO SUBSCRIPTION AGREEMENT

This SECOND AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of July 11, 2020, by and between Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), SVF Investments (UK) Limited, a private limited company incorporated under the laws of England and Wales (the “Investor”), and SoftBank Vision Fund L.P., a limited partnership organized under the laws of England and Wales (the “Fund”), in respect of that certain Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc., dated as of March 6, 2019, as amended September 11, 2019, between the Company and the Investor (the “Agreement”).

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

The parties, in accordance with Clause 22 of the Agreement and intending to be legally bound, hereby agree as follows:

1.	Target Completion Dates; Third Completion. The definition of the term “Target Completion Date” in Clause 1.1 of the Agreement is hereby amended and restated in its entirety to be and read as follows:

““Target Completion Date” means, (i) in respect of the Initial Completion, Tuesday, June 4, 2019, (ii) in respect of the Second Completion, Tuesday, December 31, 2019, and (iii) in respect of the Third Completion, Wednesday, July 15, 2020, Friday, October 15, 2021 and Friday, April 14, 2022, as applicable (the three dates set forth in this subclause (iii) shall be referred to in this Agreement as the three stages of the Third Completion); provided, that:

(i) if the Company provides notice to the Investor (x) at any time between July 15, 2020 and August 30, 2021, inclusive, that its unrestricted cash balance is no greater than USD600,000,000.00, then the second stage will occur on the date that is 45 days after the Investor receives such notice (such date, the “Accelerated Second Stage Completion Date”), and/or (y) at any time between the Third Stage Acceleration Trigger Date and February 27, 2022, inclusive, that its unrestricted cash balance is no greater than USD600,000,000.00, then the third stage will occur on the date that is 45 days after the Investor receives such notice;

(ii) if the Company contemplates consummating an initial public offering or other type of listing, including a direct listing, primary offering, secondary offering or a combination thereof (“IPO”), of its shares on an internationally recognized stock exchange (including the New York Stock Exchange, NASDAQ, the Stock Exchange of Hong Kong or the Singapore Exchange) and submits a preliminary or confidential filing of Form F-1 with the U.S. Securities and Exchange Commission (or equivalent filing with the competent regulator in any other applicable jurisdiction), the Company may, by giving written notice to the Investor, require that any stage that has not yet been consummated in full occur as promptly as practicable after such filing and in any event prior to the earlier of (i) the execution and delivery by the Company of an underwriting agreement with respect to the IPO and (ii) the contemplated date of consummation of the IPO, each as notified by the Company to the Investor;

(iii) if the Company contemplates consummating a Change of Control Event (as defined in the New Shareholders’ Agreement) or other transaction in connection with which the Series H Preference Shares (or the Ordinary Shares into which they are convertible) will be reclassified, cancelled or otherwise eliminated, the Company may, by giving written notice to the Investor, require that any stage of the Third Completion that has not yet been consummated in full occur as promptly as practicable after such notice, and in any event prior to the contemplated date of consummation of such transaction as notified by the Company to the Investor, and if the Investor does not fund in full any outstanding portion of the Third Tranche Purchase Price when due under this subclause (iii), the Company may, by giving written notice to the Investor, terminate this Agreement without any liability on the part of the Company, and this Agreement shall be of no further effect whatsoever as between the Investor and the Company, save in respect of any antecedent breach by the Investor of the terms of this Agreement; and

(iv) if the Investor does not fund when due (for the avoidance of doubt, taking into account any acceleration pursuant to the preceding subclauses (i) through (iii)) (x) the first stage, then the Target Completion Date of the second stage and third stage shall be deemed to be the Target Completion Date of the first stage (as the same may have been accelerated), and any remedies that the Company has with respect to the Investor’s failure to timely fund the first stage shall equally apply to the second stage and third stage, or (y) the second stage, then the Target Completion Date of the third stage shall be deemed to be the Target Completion Date of the second stage (as the same may have been accelerated), and any remedies that the Company has with respect to the Investor’s failure to timely fund the second stage shall equally apply to the third stage; provided, that, in the case of this subclause (iv), the Investor shall have a 30 calendar day grace period in respect of the funding of each stage.”

Clause 1.1 is hereby amended by inserting the following definition in alphabetical order: ““Third Stage Acceleration Trigger Date” means the earliest to occur of (i) August 31, 2021, (ii) the Accelerated Second Stage Completion Date and (iii) such other date on which Completion of the second stage of the Third Completion actually occurs.”

Clause 2.5 of the Agreement is hereby amended and restated in its entirety to be and read as follows:

“The Investor shall use all reasonable endeavours to satisfy or procure the satisfaction of each of the relevant Company Conditions Precedent as soon as possible. The Investor shall, and shall cause its Affiliates to, commence a capital call from its investors so as to fund the applicable portion of the Third Tranche Purchase Price on the Target Completion Dates in respect of the three stages of the Third Completion as amended in accordance with this Amendment, whether accelerated or not. Following the completion of each capital call as described above, the Investor shall cause its Affiliates to deliver such proceeds from such capital call as may be necessary for the Investor to consummate the relevant Completion in accordance with this Agreement.”

Clause 4.1.3(a) of the Agreement is hereby amended and restated in its entirety to be and read as follows:

“Third Completion. Subject to satisfaction (by the Investor) or waiver (in accordance with this Agreement by the Company) of the applicable Company Conditions Precedent set forth in Schedule 1B, on the Target Completion Dates for the third completion of the purchase, sale and issuance of Series H Preference Shares (the “Third Completion” and together with the Initial Completion and the Second Completion, the “Completions”), the Company will sell and issue to the Investor 97,356,764 Series H Preference Shares in the aggregate (the “Third Tranche Subscription Preference Shares”), to be delivered in three stages of 32,452,255, 32,452,255 and 32,452,254 Series H Preference Shares, and the Investor will purchase and acquire the Third Tranche Subscription Preference Shares against payment to the Company of USD600,000,000.86 in the aggregate (the “Third Tranche Purchase Price”), to be made in three corresponding stages of USD200,000,002.34, USD200,000,002.34 and USD199,999,996.18, respectively; provided, that the Company shall have the right, but not the obligation, to cancel any of the second stage or third stage of the Third Completion, exercisable at any time by giving written notice to the Investor no later than 46 calendar days prior to the Target Completion Date in respect of the applicable stage (in which case the Company’s and the Investor’s obligations under this Agreement with respect to the applicable stage shall automatically terminate without any further action by the parties, but this Agreement shall otherwise remain in full force and effect on account of such cancellation of such stage).

Each stage of the Third Completion shall take place on the later of (i) the applicable Target Completion Date for such stage (as may be accelerated in accordance with the proviso in the definition of “Target Completion Date”) and (ii) the second Business Day after the date on which the last Company Condition Precedent set forth in Schedule 1B is satisfied (by the Investor) or waived (in accordance with this Agreement by the Company) (other than any such condition that by its terms is required to be satisfied or waived at such stage of the Third Completion, but subject to the satisfaction or waiver thereof). References to the Third Completion throughout this Agreement shall be deemed to refer, as necessary, to the applicable stage of the Third Completion.”

The parties agree that the Target Completion Dates in respect of the Third Completion as so amended shall constitute the respective Extended Completion Date in respect of such Target Completion Date and the provisions of Clause 2.6 of the Agreement shall apply with respect thereto in each case.

2.

Third Tranche Subscription Preference Share Redemption. The Investor agrees that, prior to June 29, 2024, it shall not exercise that portion of its Redemption Right, as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association, dated October 4, 2019 (the “Articles”), that corresponds to the Third Tranche Subscription Preference Shares; provided, that, if the Investor fails to timely consummate any of the stages of the Third Completion, then the foregoing shall apply to such portion of the Initial Tranche Subscription Preference Shares or Second Tranche Subscription Preference Shares that, together with any Third Tranche Subscription Preference Shares that the Investor may have acquired by then, corresponds to the aggregate number of Third Tranche Subscription Preference Shares.

3.

Equity Commitment Letter. For the avoidance of doubt, the parties agree that (i) for the purposes of that certain Letter Agreement, dated September 11, 2019 among the Company, the Investor and the Fund (the “ECL”), references to the Agreement and its terms, including the Target Completion Date and the Third Completion, shall refer to the Agreement as amended by this Amendment and (ii) the Commitment (as defined in the ECL) shall encompass the fees and expenses reimbursable under paragraph 6 of this Amendment. The parties agree that this paragraph 3 of this Amendment constitutes an amendment compliant with Section 6 of the ECL.

4.

Interest. Interest in the amount of 6.0% per annum, compounded daily, shall accrue on any portion of the Third Tranche Purchase Price that the Investor did not fund when due under this Clause 4.1.3(a) until such portion has been funded in full.

5.

Disclosure. Notwithstanding Clause 21 of the Agreement, the Investor acknowledges and agrees that the Company has sought or may seek approval of this Amendment from up to ten of its largest shareholders, and that the Company has the right to disclose this Amendment and/or drafts of this Amendment with such shareholders of the Company.

6.

Fees and Expenses. The Investor agrees to reimburse reasonable fees and expenses incurred by the Company in connection with the negotiation, execution, delivery and implementation of this Amendment and the exhibits and annexes hereto, including reasonable attorneys’ fees, up to a maximum amount of US$100,000, which shall be payable by the Investor as promptly as practicable after the date of this Amendment but no later than concurrently with the first stage of the Third Completion.

Further, the Investor agrees to consent to, and not to oppose, any amendment of the SHA, the Articles and/or the Agreement in order to implement the foregoing. The Investor will cause each of the direct or indirect transferees, if any, of its shares in the capital of the Company to agree to the provisions of this Amendment, and cause each such transferee to cause each of his, her or its transferees to agree to the same in connection with any subsequent transfer, and so forth. Any transfer of shares in the capital of the Company in violation of the foregoing sentence shall be null and void ab initio.

This Amendment is supplemental to and should be construed as one document with the Agreement. Except to the extent any term or condition of the Agreement is expressly amended by the terms of this Amendment, all terms and conditions of the Agreement and all instruments and agreements executed thereunder or pursuant thereto, shall remain in full force and effect. Without limiting the generality of the foregoing, this Amendment is governed by and to be construed in accordance with the laws of the Cayman Islands (without regard to any conflicts of laws principles that would result in the application of the laws of any other jurisdiction) and Clause 19 of the Agreement shall apply mutatis mutandis in relation to any dispute arising out of or in connection with, this Amendment and/or, to the extent set forth above, the Agreement.

This Amendment may be executed in any number of counterparts, each of which shall constitute an original of this Amendment, and all the counterparts together shall constitute but one and the same instrument.

[Signature Page Follows]

The parties have executed this Amendment as of the date first written above.

Company

SIGNED BY MAA MING-HOKNG	)
for and on behalf of	)
GRAB HOLDINGS INC.	)

/s/ KWONG HAN CHIH
Name: KWONG HAN CHIH
Title: Regional Corporate Secretary

Investor

SIGNED BY	)
for and on behalf of	)
SVF INVESTMENTS (UK) LIMITED	)

/s/ Ayako Adachi
Name: Ayako Adachi
Title: Director

Fund

SIGNED BY	)
for and on behalf of	)
SB Investment Advisers (UK) Limited	)
acting for and on behalf of	)
SOFTBANK VISION FUND L.P.	)

/s/ Ruwan Weerasekera
Name: Ruwan Weerasekera
Title: Director

[Signature Page to Amendment to Subscription Agreement]

EXECUTION

THIRD AMENDMENT TO SUBSCRIPTION AGREEMENT

This THIRD AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of April 12, 2021, by and between Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), SVF Investments (UK) Limited, a private limited company incorporated under the laws of England and Wales (the “Investor”), and SoftBank Vision Fund L.P., a limited partnership organized under the laws of England and Wales (the “Fund”), in respect of that certain Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc., dated as of March 6, 2019, as amended by that certain First Amendment to Subscription Agreement, dated September 11, 2019 between the Company and the Investor and by that certain Second Amendment to Subscription Agreement, dated July 11, 2020, by and among the Company, the Investor and the Fund (the “Agreement”).

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

The parties, in accordance with Clause 22 of the Agreement and intending to be legally bound, hereby agree as follows:

1.	Target Completion Dates; Third Completion.

The definition of the term “Target Completion Date” in Clause 1.1 of the Agreement is hereby amended and restated in its entirety to be and read as follows:

““Target Completion Date” means, (i) in respect of the Initial Completion, Tuesday, June 4, 2019, (ii) in respect of the Second Completion, Tuesday, December 31, 2019, and (iii) in respect of the Third Completion, (A) Wednesday, July 15, 2020 as to 32,452,255 Series H Preference Shares, (B) Monday, April 26, 2021 as to 32,452,255 Series H Preference Shares and (C) the Third Stage Target Completion Date as to 32,452,254 Series H Preference Shares (the three dates set forth in clauses (A), (B) and (C) of this subclause (iii) shall be referred to in this Agreement as the three stages of the Third Completion);”

Clause 1.1 of the Agreement is hereby amended by inserting the following definitions in alphabetical order:

““Company Shareholders’ Meeting” means a meeting of the Company’s shareholders to vote on the Shareholders’ Approval, including any adjournment thereof;

“Third Stage Target Completion Date” means the third day (or, if such day is not a Business Day, the next Business Day following such day) following the day of the Company Shareholders’ Meeting;

“Shareholders’ Approval” means the requisite approval by the Company’s shareholders of an amendment to Section 6 of the Memorandum of Association to increase the number of Series H Preference Shares authorized thereunder from 973,567,639 to 1,004,670,729;”

Clause 2.5 of the Agreement is hereby amended and restated in its entirety to be and read as follows:

“Reserved.”

Clause 4.1.3(a) of the Agreement is hereby amended and restated in its entirety to be and read as follows:

“Third Completion. Subject to satisfaction (by the Investor) or waiver (in accordance with this Agreement by the Company) of the applicable Company Conditions Precedent set forth in Schedule 1B, on the Target Completion Dates for the third completion of the purchase, sale and issuance of Series H Preference Shares (the “Third Completion” and together with the Initial Completion and the Second Completion, the “Completions”), the Company shall sell and issue to the Investor Series H Preference Shares (the “Third Tranche Subscription Preference Shares”), to be delivered in three stages of (i) 32,452,255, which delivery occurred on July 15, 2020, (ii) 32,452,255 and (iii) 32,452,254, which delivery with respect to the immediately foregoing clauses (ii) and (iii) shall occur on the date specified in the following paragraph, and the Investor shall purchase and acquire the Third Tranche Subscription Preference Shares against payment to the Company of an amount (the “Third Tranche Purchase Price”), to be paid in three corresponding stages of (i) USD200,000,002.34, which payment occurred on July 15, 2020, (ii) USD200,000,002.34 and (iii) USD199,999,996.18, respectively, which payment with respect to the immediately foregoing clauses (ii) and (iii) shall occur on the date specified in the following paragraph.

The first stage of the Third Completion occurred on July 15, 2020. Each of the second and third stage of the Third Completion shall occur on the later of (i) the applicable Target Completion Date for such stage and (ii) the second Business Day after the date on which the last Company Condition Precedent set forth in Schedule 1B is satisfied (by the Investor) or waived (in accordance with this Agreement by the Company) (other than any such condition that by its terms is required to be satisfied or waived at such stage of the Third Completion, but subject to the satisfaction or waiver thereof); provided, however, that if (i) the Company does not obtain the Shareholders’ Approval at the Company Shareholders’ Meeting, (ii) on the applicable Target Completion Date for such stage not all Company Conditions Precedent set forth in Schedule 1B are satisfied by the Investor (other than any such condition that by its terms is required to be satisfied at such stage of the Third Completion, but subject to the satisfaction thereof), or (iii) the Investor does not fund in full any portion of the Third Tranche Purchase Price within five Business Days of the date when such portion falls due under this Section 4.1.3(a), the Company may, by giving written notice to the Investor at any time, terminate this Agreement without any liability on the part of the Company, and this Agreement shall be of no further effect whatsoever as between the Investor and the Company, save in respect of any antecedent breach by the Investor of the terms of this Agreement. References to the Third Completion throughout this Agreement shall be deemed to refer, as necessary, to the applicable stage of the Third Completion.

The parties agree that the Target Completion Dates in respect of the Third Completion as so amended shall constitute the respective Extended Completion Date in respect of such Target Completion Date and the provisions of Clause 2.6 of the Agreement shall apply with respect thereto in each case.

Grab – Third SSA Amendment

2.

Third Tranche Subscription Preference Share Redemption. The Investor agrees that, prior to June 29, 2024, it shall not exercise that portion of its Redemption Right, as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association, dated October 4, 2019 (the “Articles”), that corresponds to the Third Tranche Subscription Preference Shares; provided, that, if the Investor fails to timely consummate any of the stages of the Third Completion, then the foregoing shall apply to such portion of the Initial Tranche Subscription Preference Shares or Second Tranche Subscription Preference Shares that, together with any Third Tranche Subscription Preference Shares that the Investor may have acquired by then, corresponds to the aggregate number of Third Tranche Subscription Preference Shares.

3.

Equity Commitment Letter. For the avoidance of doubt, the parties agree that (i) for the purposes of that certain Letter Agreement, dated September 11, 2019 among the Company, the Investor and the Fund (the “ECL”), references to the Agreement and its terms, including the Target Completion Date and the Third Completion, shall refer to the Agreement as amended by this Amendment and (ii) the Commitment (as defined in the ECL) shall encompass the fees and expenses reimbursable under paragraph 5 of this Amendment. The parties agree that this paragraph 2 of this Amendment constitutes an amendment compliant with Section 6 of the ECL.

4.

Interest. Interest in the amount of 6.0% per annum, compounded daily, shall accrue on any portion of the Third Tranche Purchase Price that the Investor did not fund when due under Clause 4.1.3(a) of the Agreement until such portion has been funded in full.

5.

Disclosure. Notwithstanding Clause 21 of the Agreement, the Investor acknowledges and agrees that the Company has sought or may seek the Shareholders’ Approval and that the Company has the right to disclose this Amendment and/or drafts of this Amendment with the shareholders of the Company.

Further, the Investor agrees to (i) vote in favour of any amendment of the Fourth Amended and Restated Memorandum of Association of the Company dated June October 4, 2019 (the “Memorandum of Association”), and (ii) consent to and not to oppose, any amendment of the Company’s Second Amended and Restated Shareholders’ Agreement, dated June 4, 2019, as amended from time to time, the Articles and/or the Agreement, in each case, in order to implement the foregoing. The Investor shall cause each of the direct or indirect transferees, if any, of its shares in the capital of the Company to agree to the provisions of this Amendment, and cause each such transferee to cause each of his, her or its transferees to agree to the same in connection with any subsequent transfer, and so forth. Any transfer of shares in the capital of the Company in violation of the foregoing sentence shall be null and void ab initio.

This Amendment is supplemental to and should be construed as one document with the Agreement. Except to the extent any term or condition of the Agreement is expressly amended by the terms of this Amendment, all terms and conditions of the Agreement and all instruments and agreements executed thereunder or pursuant thereto, shall remain in full force and effect. Without limiting the generality of the foregoing, this Amendment is governed by and to be construed in accordance with the laws of the Cayman Islands (without regard to any conflicts of laws principles that would result in the application of the laws of any other jurisdiction) and Clause 19 of the Agreement shall apply mutatis mutandis in relation to any dispute arising out of or in connection with, this Amendment and/or, to the extent set forth above, the Agreement.

This Amendment may be executed in any number of counterparts, each of which shall constitute an original of this Amendment, and all the counterparts together shall constitute but one and the same instrument.

[Signature Page Follows]

Grab – Third SSA Amendment

The parties have executed this Amendment as of the date first written above.

Company

SIGNED BY	)
for and on behalf of	)
GRAB HOLDINGS INC.	)

/s/ Anthony Tan Ping Yeow
Name: Anthony Tan Ping Yeow
Title: Director

Investor

SIGNED BY	)
for and on behalf of	)
SVF INVESTMENTS (UK) LIMITED	)

/s/ Ayako Adachi
Name: Ayako Adachi
Title: Director

Fund

SIGNED BY	)
for and on behalf of	)
SB Investment Advisers (UK) Limited	)
acting for and on behalf of	)
SOFTBANK VISION FUND L.P.	)

/s/ Kalika Jayasekera
Name: Kalika Jayasekera
Title: Director

[Signature Page to Third Amendment to Subscription Agreement]